KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE REPORTS FIRST QUARTER 2009 RESULTS

DALLAS, TEXAS . . . May 6, 2009 . . . Keystone Consolidated Industries, Inc. (OTCBB: KYCN), reported a net loss of $4.4 million, or $0.36 per diluted share, in the first quarter of 2009 as compared to net income of $13.6 million, or $1.39 per diluted share, in the first quarter of 2008.  The decrease in operating performance was due primarily to lower shipment volumes resulting from the adverse impact of the current economic crisis on Keystone’s customers.  During the first quarter of 2009, customers cancelled or postponed certain projects due to an inability to secure financing in the current credit markets and customers chose to conserve cash by liquidating their inventories and instituting a just-in-time order philosophy.  In addition, while the Company experienced an unprecedented 90% increase in the cost of ferrous scrap from December 2007 to August 2008, a significant decline in ferrous scrap costs since that time resulted in customers limiting orders as they assumed lower ferrous scrap prices would result in lower selling prices in the near future.  Given the sharply reduced market demand, the Company operated on a substantially reduced production schedule during the first quarter of 2009, which resulted in a much higher percentage of fixed costs included in cost of goods sold as the costs could not be capitalized into inventory.  Keystone experienced equipment break-downs and start-up issues as idle production facilities were difficult to re-start given the cold winter temperatures, but the Company believes the reduced production schedules have allowed Keystone to somewhat temper the adverse impact of the current business downturn on the Company’s liquidity.  Additionally, primarily due to a $510 million decrease in Keystone’s pension plans’ assets during 2008, the Company recorded defined benefit pension expense of $1.5 million during the first quarter of 2009 as compared to a defined benefit pension credit of $19.0 million during the first quarter of 2008.

Because the amount of the Company’s net periodic defined benefit pension and other postretirement benefit (“OPEB”) expense or credits are unrelated to the ongoing operating activities of the Company, Keystone measures its overall operating performance using operating income (loss) before net pension and OPEB expense or credits.  A reconciliation of operating income (loss) as reported to operating income (loss) adjusted for pension and OPEB credits is set forth in the following table.

	Three months ended March 31,
	(In thousands)

	2008	2009
Operating income (loss) as reported	$22,776	$(6,718)
Defined benefit pension expense (credit)	(18,996)	1,515
OPEB credit	(2,198)	(1,260)
Operating income (loss) before pension and OPEB	$1,582	$(6,463)

The Company’s total sales volume and average per-ton selling prices for the first quarter of 2008 and 2009 were as follows:

	Three months ended March 31,
	2008	2009

Total sales volume (000 tons)	175	58
Average per-ton selling prices	$764	$1,039

Operating performance before pension and OPEB for the first quarter of 2009 was significantly worse than 2008 primarily due to the net effects of the following factors:
•	substantially lower shipment volumes as discussed above;
•
increased cost of raw material included in cost of goods sold during 2009 as the product sold during the first quarter of 2009 was produced when ferrous scrap market prices were at unprecedented high levels;

•
inventory impairment charges of $1.5 million as the Company determined it would not be able to recover the cost of certain inventory items (those produced when scrap prices were substantially higher) in future selling prices;

•
substantially reduced production volumes as discussed above which resulted in a much higher percentage of fixed costs included in cost of goods sold and increased variable costs of production as idle production facilities were difficult to re-start given cold winter temperatures;

•	an increase in the Company’s allowance for bad debt of $949,000 due to the general adverse impact of the current economic environment on the liquidity of Keystone’s customers;
•	higher selling prices during 2009 as a result of price increases the Company implemented throughout 2008 in response to the higher ferrous scrap costs discussed above;
•	decreased employee incentive compensation accruals during 2009 resulting from poor operating performance;
•	decreased workers compensation accruals during 2009; and
•
a $4.5 million decrease in Keystone’s LIFO reserve and cost of goods sold during the first quarter of 2009 (primarily due to an estimated substantial deflation of raw material costs and inventory levels from December 2008 to December 2009) as compared to a $928,000 increase in Keystone’s LIFO reserve and cost of goods sold during the first quarter of 2008.

On a quarterly basis, we estimate the LIFO reserve balance that will be required at the end of the year based on projections of year-end quantities and costs and we record a pro-rated, year-to-date change in the LIFO reserve from the prior year end.  At the end of each year, we calculate the required LIFO reserve balance based on actual year-end quantities and costs.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Statements in this release that are not historical in nature are forward-looking and are not statements of fact.  Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information.  In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends.  Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy),
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products (including low-priced imports) and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes therein,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	The ability of Keystone’s customers to obtain adequate credit,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize, if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income (loss) before pension and OPEB credits or expense, which is used by the Company’s management to assess its performance.  The Company believes disclosure of operating income (loss) before pension and OPEB credits or expense provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way that the Company’s management assesses performance.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas.  The Company is a leading manufacturer of steel fabricated wire products, industrial wire, billets and wire rod.  Keystone also manufactures wire mesh, coiled rebar and steel bar.  The Company’s products are used in the agricultural, industrial, cold drawn, construction, transportation, original equipment manufacturer and retail consumer markets.  Keystone’s common stock is traded on the OTC Bulletin Board (Symbol: KYCN).

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KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended March 31,
	2008	2009
	(unaudited)

Net sales	$134,139	$60,475
Cost of goods sold	(127,013)	(62,274)

Gross margin (loss)	7,126	(1,799)

Other operating income (expense):
Selling expense	(1,871)	(1,606)
General and administrative expense	(3,673)	(3,058)
Defined benefit pension credit (expense)	18,996	(1,515)
Other postretirement benefit credit	2,198	1,260

Total other operating income (expense)	15,650	(4,919)

Operating income (loss)	22,776	(6,718)

Nonoperating income (expense):
Interest expense	(1,313)	(332)
Other income (expense), net	390	(2)

Total nonoperating expense	(923)	(334)

Income (loss) before income taxes	21,853	(7,052)

Income tax benefit (expense)	(8,243)	2,678

Net income (loss)	$13,610	$(4,374)

Basic and diluted income (loss) per share	$1.39	$(0.36)

Basic and diluted weighted average shares outstanding	9,794	12,102